EXHIBIT 99.2

CORPORATE PARTICIPANTS

John Boomer Helen of Troy Ltd. - SVP

Gerald Rubin Helen of Troy Ltd. - Chairman, President, CEO

Tom Benson Helen of Troy Ltd. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Steve Friedman Wells Fargo Securities LLC - Shareholder

Bob Labick CJS Securities - Analyst

Jason Gere KeyBanc Capital Markets - Analyst

PRESENTATION

Operator

Good day and welcome to the Helen of Troy Limited third-quarter 2014 earnings call. Today’s conference is being recorded. At this time, I would like to turn the conference over to John Boomer, Senior Vice President. You may begin.

John Boomer - Helen of Troy Ltd. - SVP

Good afternoon, everyone, and welcome to Helen of Troy’s third quarter of fiscal year 2014 earnings conference call.

The agenda for the call this afternoon is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Gerald Rubin, our Chairman of the Board, CEO and President, will then discuss the factors that drove our growth in the quarter. Then Tom Benson, our Chief Financial Officer, will review our financials and outlook in more detail. Following this, we will take the questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information, and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to our website at www.HOTUS.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on our homepage, and then the News tab.

I will now turn the conference over to Gerald Rubin.

Gerald Rubin - Helen of Troy Ltd. - Chairman, President, CEO

Thank you, John. Good afternoon, everybody, and welcome to our third quarter of fiscal year 2014 earnings conference call.

During the third quarter, we continued our positive momentum, increasing consolidated sales revenue, operating income, and adjusted EBITDA. I am pleased with how our team continues to diligently manage expenses in order to mitigate product cost increases which resulted in a decline in our SG&A rate and increased operating profitability in the quarter on a year-over-year basis.

We achieved diluted EPS of $1.16 and adjusted EBITDA of $60.5 million for the quarter ending November 30, 2013, an increase in adjusted EBITDA of 6% over the third quarter of the last fiscal year.

Sales growth was led by our Housewares segment, which increased net sales by 10.3% in the quarter. Continued innovation and new product introductions drove good volume growth in kitchen tools and gadgets, baking, cleaning, and dry food storage. Our products continue to generate strong sales and good ROI for our retail partners, which resulted in increased distribution as we expanded shelf space and assortments at several key retailers. We also saw continued growth in Internet sales and expansion of the wholesale club business during the third quarter.

Our Healthcare/Home Environment segment net sales revenue increased 4.8% driven by better product mix and new product introductions supported by effective marketing. Our air purification product category contributed to net sales revenue growth for the quarter with a new line of high-end air cleaners featuring easy-to-clean permanent air filters introduced at the end of last fiscal year, new distribution this fiscal year and sales growth in Asia.

Also contributing to growth were sales gains in our consumer and professional thermometry business, water filtration and humidification, driven by effective advertising and promotional activities, new products and new distribution.

Our Personal Care segment continues to face a challenging and highly promotional retail environment with net sales revenue decreasing 5.7% during the quarter compared to the third quarter of the last fiscal year. Operating income in the quarter rose 7.6% as we were effective in lowering outbound freight and advertising.

While domestic macro-economic conditions have been slowly improving and lately we have begun to see indications of economic improvement in key Western European and Latin American markets, we remain cautious regarding the near term business outlook. We continue to believe that consumers remain careful with their disposable personal income.

Against that background, we continue to leverage our portfolio of leading brands for long-term growth by investing in innovation and new product introductions. In the Healthcare/Home Environment segment, we recently launched several new Pur products, including a new 11 cup pitcher that has grown our US water pitcher business alongside our market leading Pur faucet mounts, and a new line of Honeywell true HEPA air purifiers that we expect to further extend our long-standing number one market position in US air purification.

We have also launched the Honeywell designer series of humidifiers that began shipping in the fourth quarter of fiscal year 2014. In Housewares, we continue to have great success with our food storage line and have seen sales growth from introductions of new baking and bowl sets and cleaning products.

In our Personal Care segment, we have begun shipping several exciting new products in our grooming, skin care, and hair care solutions product category early in the fourth quarter to a very good retail reception.

Through our long-term strategies, we have invested in the infrastructure necessary to support our current business, stage us for additional operating efficiencies over the foreseeable future and provide a platform for future growth.

During this quarter, we began shipping out of our new 1.3 million square-foot distribution facility in Olive Branch, Mississippi, and expect to complete the transition of our domestic Personal Care appliance distribution operations to the new facility on schedule in the first quarter of fiscal 2015.

We also have a 1.2 million square-foot distribution center existing now in Southaven, Mississippi, giving us 2.5 million square feet in the area and the ability to continue to grow our business.

I now would like to turn the conference call over to Tom Benson, our CFO, who will give you the financial highlights of the quarter and update you on our financial guidance for the fiscal year 2014. Tom?

Tom Benson - Helen of Troy Ltd. - SVP, CFO

Thank you, Jerry. Good afternoon, everyone. I’d like to start my discussion by reviewing our third quarter of fiscal year 2014 financial results from this afternoon’s press release.

Net sales revenue for the third quarter of fiscal year 2014 increased 1.6% to a record $380.7 million. As Jerry mentioned, this reflects 10.3% growth in our Housewares segment, which consists of our OXO business. Please note that this included approximately $3 million of promotionally priced shipments that were moved into the third quarter of fiscal year 2014 based on order flow. These orders historically have shipped in the second quarter of the fiscal year.

We achieved growth of 4.8% in our Healthcare/Home Environment segment, which consists of the Kaz and Pur businesses.

As a reminder, last year’s cold and flu season came early and was very strong initially, and as such, the fourth-quarter sales of cold and flu related products will face a difficult year-over-year comparison.

Our Personal Care segment declined by 5.7% and was impacted by the difficult retail environment. Foreign currency negatively impacted the consolidated sales revenue by $1.6 million, which mostly affected the Personal Care segment.

Consolidated gross profit was 38.8% of net sales compared to 39.6% in the third quarter of fiscal year 2013, reflecting increased promotional program costs, the negative effect of foreign currency exchange rates, and product cost increases across all segments.

Selling, general and administrative expense in the third quarter of fiscal year 2014 was 25.8% of net sales, a 130 basis point improvement over 27.1% of net sales in the third quarter of fiscal year 2013, as we continue to keep a tight rein on our expenses. The decrease primarily reflects lower media advertising costs as well as the favorable comparative impact arising from a product packaging litigation expense recorded during the same quarter last year. These expense reductions were partially offset by higher incentive compensation costs.

Operating income for the third quarter of fiscal year 2014 was $49.4 million, or 13% of net sales, compared to operating income of $47.1 million, or 12.6% of net sales, in the third quarter of fiscal year 2013, representing a 40 basis point increase compared to the third quarter last year.

Income tax expense as a percentage of income before taxes for the third quarter was 20% compared to 13.9% in the third quarter of fiscal year 2013. We continue to expect our effective tax rate for the full fiscal year 2014 to range between 17% and 19%.

Net income for the third quarter of fiscal year 2014 was $37.5 million compared to $37.7 million, with the decline primarily due to the higher effective tax rate in the third quarter of fiscal year 2014.

Now, moving on to our financial position at November 30, 2013 compared to November 30, 2012, accounts receivable were $279.7 million, compared to $258.1 million, reflecting the year-over-year sales growth. Receivable turnover was 65.5 days compared to 62.7 days at the same time last year. Inventory declined 5.4% to $289.9 million compared to $306.3 million.

Total short and long-term debt declined by $103 million to $215.4 million compared to $318.4 million at November 30, 2012.

Stockholders’ equity increased year-over-year to $1 billion compared to $890.3 million.

Now I’d like to turn to our outlook for the fiscal year 2014. For fiscal year 2014, we continue to expect net sales revenue in the range of $1.29 billion to $1.32 billion, and GAAP diluted EPS in the range of $3.13 to $3.23, which includes the non-cash asset impairment charge of $0.37 per share recorded in the first quarter of fiscal year 2014. We expect adjusted diluted EPS to be in the range of $3.50 to $3.60, which is consistent with our previous guidance. The earnings guidance reflects the negative impact of the difficult retail environment, a normal cold, cough, flu season, product cost increases across all segments, an increase in non-cash compensation expense for our CEO, and an incentive compensation program for the Healthcare/Home Environment segment.

We continue to expect capital expenditures for the fiscal year 2014 to be in the range of $40 million to $45 million with approximately $33 million related to our recently completed 1.3 million square-foot distribution center in Olive Branch, Mississippi.

In summary, we continue to tightly control our expenses in order to mitigate product cost increases and to improve our operating efficiency while prudently investing in the future growth of our Company. Our business continues to generate strong cash flow, and our balance sheet is solid, providing significant financial resources to fund our growth initiatives.

Operator, we will now turn it over for questions. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions). Bob Labick, CJS Securities.

Bob Labick - CJS Securities - Analyst

Good afternoon. Congratulations on a nice quarter.

Gerald Rubin - Helen of Troy Ltd. - Chairman, President, CEO

Thank you.

Bob Labick - CJS Securities - Analyst

I wanted to start off with OXO. Obviously, a nice quarter, good growth even after you back out the $3 million you discussed on the call. It’s I think 6% growth off of 10% comp. So maybe if you could elaborate on some of the drivers there. And have you entered into a new category there yet or are there plans for a new category for OXO in the coming year?

Gerald Rubin - Helen of Troy Ltd. - Chairman, President, CEO

We are going into a new category but it won’t it be for another year or so. The drivers I mentioned are in actually a lot of different categories because of new products and new distribution and the warehouse clubs. So, that’s what gave us the increase, but it’s all in the categories that we currently are in, which is a lot of categories.

Bob Labick - CJS Securities - Analyst

Okay. Great. And then on the Personal Care side, Q2, fiscal Q2 sales were better than expected. Fiscal Q3 might’ve been a little weaker than we had looked at. Was there any similar kind of pullthrough on either of those, or was this more timing of promotions or just the tough retail environment you discussed?

Gerald Rubin - Helen of Troy Ltd. - Chairman, President, CEO

It’s probably all of the above. Tough retail environment, promotions may have been in one quarter of the year before and now ended up in the other quarter. But we are very optimistic about the Personal Care business for the following year. We have a lot of new products that are just going to hit the market, and we are having success with many of them.

Bob Labick - CJS Securities - Analyst

Okay, great. And then on your guidance, you obviously — you’re always I guess appropriately conservative in guidance and in your tone. But now there’s only a quarter left. The midpoint represents I think maybe a 10% decline in earnings in Q4 year-over-year. Are there particular headwinds or risks that you see or is this just that you are not updating guidance at this time, or could you maybe elaborate on that?

Tom Benson - Helen of Troy Ltd. - SVP, CFO

As you know, last year, the first half of the cold and flu season was very, very strong, and that benefited last year’s fourth fiscal quarter. The cold, cough, flu season overall ended up being normal and had a weaker second half.

This year so far, even though the cough, cold, flu incidents are increasing, it is still below a normal level. So our guidance reflects a normal cough, cold, flu season. We are getting close to being halfway through it, and right now it’s a little bit below normal.

The other thing is, as we’ve had throughout the year, we have higher incentive compensation costs that we will need to absorb in the fourth quarter that we didn’t have last year. And also our tax rate has been running higher this year and we have gone into that and explained it. Some of it has to do with the impairment that we took and then just what jurisdictions we are earning money in.

Bob Labick - CJS Securities - Analyst

Okay. Last one and I’ll let others ask and get back in queue. On the last call, I think, Jerry, I think you mentioned you would expect in the next six months I think you said last call, so we are only three months into it, but either an acquisition or a share repurchase or something. You obviously continue to produce a significant amount of cash. I think you’re below one times levered now, which is very under-levered based on the cash and the consistency of your business. Can you give us an update on the acquisition environment or thoughts towards the repurchase?

Gerald Rubin - Helen of Troy Ltd. - Chairman, President, CEO

Okay. We are always looking at ways to increase and enhance the shareholder value. and we are actually actively looking for acquisitions that meet our criteria. And as I mentioned before and mentioned again, in the event that we don’t find the right business on an acquisition front, then we would consider the other options. But right now, we are still looking at some possible acquisitions.

Bob Labick - CJS Securities - Analyst

All right, great. Thanks very much.

Gerald Rubin - Helen of Troy Ltd. - Chairman, President, CEO

Thank you Bob.

Operator

Steve Friedman, Wells Fargo.

Steve Friedman - Wells Fargo Securities LLC - Shareholder

Good afternoon all.

Tom Benson - Helen of Troy Ltd. - SVP, CFO

Good afternoon Steve.

Steve Friedman - Wells Fargo Securities LLC - Shareholder

You had mentioned I think, Tom, regarding the health — the cold and flu season, and last year it came early, and this year it seems like it’s coming. I got the impression that you thought it was still more towards normal than getting stronger. It seems like all the information and reports I am getting should benefit your Healthcare/Home Environment, or Kaz. Wouldn’t that maybe (multiple speakers)

Tom Benson - Helen of Troy Ltd. - SVP, CFO

The incidences of cold and flu have been increasing over the last few weeks, but if you look at the trend so far through the season, it’s still below a normal season and it’s significantly below last year. Last year also, I mean it had a very strong and it had a high peak, but it also fell quickly in the second half.

Steve Friedman - Wells Fargo Securities LLC - Shareholder

All right.

Tom Benson - Helen of Troy Ltd. - SVP, CFO

We are not hoping that people get sick, but if they do, it does help our business.

Steve Friedman - Wells Fargo Securities LLC - Shareholder

I understand. On the gross margin, you’re looking at 38.6% versus 39.6%. Jerry and Tom both, either or, I realize that a greater portion of the products from Kaz are at a lower margin than the rest. Don’t you still though have a target somewhere in the 40% GM range, or target that?

Gerald Rubin - Helen of Troy Ltd. - Chairman, President, CEO

I’ll answer part and Tom can answer the other part. Yes, the increase at Kaz does lower our percentage and that’s always part of the mix. And then the other part is the product mix that we do sell. So I know it’s a little bit off, but it isn’t that much different. And we try to make up the differences with new products, which we have a lot of, and so I’m optimistic that we can increase the GP amount.

Steve Friedman - Wells Fargo Securities LLC - Shareholder

All right. Thank you. That’s all I have.

Operator

(Operator Instructions). Jason Gere, KeyBanc.

Jason Gere - KeyBanc Capital Markets - Analyst

Good afternoon gentlemen.

Tom Benson - Helen of Troy Ltd. - SVP, CFO

Good afternoon Jason.

Jason Gere - KeyBanc Capital Markets - Analyst

I guess I’ve got two questions and I guess one is more near-term focused and one is longer-term focused.

So the near term I guess, seeing your guidance today obviously was kind of refreshing when a lot of your retailers I think are preannouncing sales. So I know part of this is just the seasonality of your business, the sell-in and what you’re seeing there. But is there any threat out there of destocking, whether it’s in the Personal Care appliance side or even some of the other categories that you’re in? Is there any risk right now? Because it seems like within specialty retail there is a little bit of caution out there.

Tom Benson - Helen of Troy Ltd. - SVP, CFO

Jason, the retail community continues to be very cautious in managing inventory. I mean there have been some large customers that have had well-documented challenges with inventory.

From our standpoint, things have stabilized, but we do have some inventory challenges because, at times, we have out-of-stock situations at the retail shelf. So we are not aware of anybody that’s going to take any big actions over the next few months, but some retailers that have January year-ends, historically we’ve had situations where they slow sales down — I mean not sales, purchases down as they get closer to the year-end. But we haven’t seen anything yet.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. No, that’s good. And just with OXO, I understand in your Q you talked about the fourth quarter being kind of low to mid-single-digit because of some I think promotional programs in wholesale club business that won’t repeat. But as you think about maybe over the next two years, obviously this has been the growth story, at least until PUR and Kaz have kind of come in as well. But as it gets bigger, how do you see I guess the growth trajectory of this business? Do you think mid-single-digit is more of a sustainable trend, or do you think this is something that might actually even slow down a little bit more?

Tom Benson - Helen of Troy Ltd. - SVP, CFO

I’d say mid-single-digit is probably a good area. I mean we do have a number of initiatives that — looking at new categories. If those were to be highly successful, we could probably provide some upside. But OXO introduces a lot of new products every single year. They come out with very innovative things, and that’s really their lifeblood. And they have a continuing program that they are working on to continue with innovative product introductions.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. All right. No, that’s good.

And then I guess the longer-term question I have is if you go back to fiscal 2011, your operating margins were near 15%. And today, I understand the mix impact of some of your acquisitions, but you’re sub 12%.

Can you kind of walk us through — I know you, on one of the prior questions, you talked about the gross margin, that there is still upside. Maybe if we could talk a little bit about SG&A. Not necessarily this year or next year as we kind of still continue to see some of the impact of the higher compensation expense, but where do you see the operating margin kind of playing out two to three years down the road? What’s the true north — the true normalized operating margin that you see kind of coming through for this Company over the next couple of years?

Tom Benson - Helen of Troy Ltd. - SVP, CFO

I think our operating income for the first nine months is 10% of sales. As we mentioned, we just opened a new warehouse, and we have two major warehouses in Mississippi. After we finish our movement between the warehouses, both warehouses are going to have available capacity. So, we have some available capacity in that.

A portion of our SG&A is variable with sales. We have royalties. We have freight. We have the commissions. So, those kind of move with sales up or down. And then the rest of our SG&A is I call it semi-fixed. We can get some leverage out of it, and then we add chunks on at different times.

So I think we can continue to grow the business, and the fixed portion, we have some more leverage left in it. That 10% has some cost in it for incentive purposes that we don’t foresee a couple of years out, as you spoke about, so we see that the operating income will be north of 10%.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. So is your aspirational goal to kind of get back to fiscal 2011?

Tom Benson - Helen of Troy Ltd. - SVP, CFO

I don’t have that in front of me. I don’t know if you said that was 15%. I think that would be a stretch right now.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay.

Tom Benson - Helen of Troy Ltd. - SVP, CFO

We’ve bought businesses that have lower operating income contribution. They are working hard to improve those.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. Great. Then the last housekeeping and then I’ll pop off. So the tax rate this year you’re saying obviously is impacted by the impairment charges. So how should we think about modeling tax rate going forward? If you just assume — and look, I’m sure there’s always going to be an impairment charge here or there. It’s not a perfect world. But would that tax rate come back down towards 15%? I know it won’t go back down towards where it was pre-Kaz, but can you give a little bit of semblance, because as we build out our models for next year and thereafter, I think that would provide a lot of clarity?

Tom Benson - Helen of Troy Ltd. - SVP, CFO

We haven’t finished our budgeting for next year. I mean there were some unusual items that impacted taxes this year. Without going into — and having all the final details, I mean it is my anticipation that tax rates will definitely be below this year. And so I would be modeling 15% to 17% or something. We have a number of initiatives we are working on that will have a favorable impact on taxes.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay, terrific. Thank you very much, guys.

Operator

With no further questions, I will turn the call back to Gerald Rubin for any additional or closing remarks.

Tom Benson - Helen of Troy Ltd. - SVP, CFO

Jerry, do you have any closing remarks?

Gerald Rubin - Helen of Troy Ltd. - Chairman, President, CEO

Do you hear me? Because my speaker was out.

Tom Benson - Helen of Troy Ltd. - SVP, CFO

We can hear you now.

Gerald Rubin - Helen of Troy Ltd. - Chairman, President, CEO

Okay, great. I just wanted to thank everybody for being in on the conference call today, and we are looking forward to updating you on our business at the end of the fourth quarter which is the next time we have a conference call for the 2014 fiscal year. So thank you for your interest and thank you for calling in.

Operator

Ladies and gentlemen, that will conclude today’s conference. Thank you again for your participation. You may now disconnect.